ADVISORS SERIES TRUST

on behalf of the Funds managed by
Orinda Asset Management, LLC

AMENDED AND RESTATED MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto (each, a “Fund”), which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.
Purpose.  This Plan sets forth the method for allocating fees and expenses among each class of shares of the Funds in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.
Rights and Obligations. Except as set forth herein, all Classes of shares issued by each Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions.  The only differences among the various Classes of shares relate solely to the following:  (a) each Class may be subject to different Class expenses and sales charges as discussed under Section 3 of this Plan; (b) each Class may bear a different identifying designation; (c) each Class has exclusive voting rights with respect to matters solely affecting such Class; (d) each Class may have different redemption or exchange fees and exchange privileges; and (e) each Class may provide for the automatic conversion of that Class into another Class.

3.	Separate Arrangements/Class Differences

a)	Designation of Classes: The Funds set forth in Exhibit A offer two or more Classes of shares.

b)
Class Arrangements: The following summarizes the maximum initial sales charges, CDSCs, Rule 12b-1 distribution and servicing fees, shareholder servicing plan fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of each Fund.  Exhibit A sets forth the actual sales charges, Rule 12b-1 fees and shareholder servicing fees of each class of shares of the Funds.  Additional details and restrictions regarding such fees and services are set forth in each Fund’s current Prospectus and Statement of Additional Information.  Each Fund may offer any or all of the following Classes of shares:

                   i. Class A.

A.	Maximum Initial Sales Charge: 5.00%.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution Fee: 0.25% for each Fund.
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.15% for each Fund.
E.	Conversion Features: None.
F.	Exchange Privileges: As described in the current prospectus for the Fund.

                   ii. Class I.

A. .	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution and Service Fee: None.
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.10% for each Fund.
E.	Conversion Features: None.
F.	Exchange Privileges: As described in the current prospectus for the Fund.

                    iii. Class D.

A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution and Service Fee: 1.00%
D.	Maximum Annual Shareholder Servicing Plan Fee: 0.10% for each Fund.
E.	Conversion Features: None.
F.	Exchange Privileges: As described in the current prospectus for the Fund.

c)
Distribution of Shares:  Class A and Class D shares are sold primarily to retail investors through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  The Funds’ shares are also offered directly through their distributor.  Class I shares are offered primarily for direct investments by investors such as pension and profit-sharing plans, employee benefit trusts, endowments, foundations, corporations and high net worth individuals.

d)
Minimum Investment Amounts:  The minimum initial investment in Class A and Class D shares is $5,000 for all accounts.  The minimum initial investment in Class I shares is $100,000 for all accounts.  Once an account is established, subsequent investments in any amount may be made in Class A, Class D and Class I shares.

e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

4.	Allocation of Expenses

a)	Class Expenses. Each Class of shares may be subject to different Class expenses (collectively, “Class Expenses”) consisting of:

i.	Front-end sales charges or CDSCs;

ii.	Rule 12b-1 plan distribution fees and shareholder servicing fees, if applicable to a particular Class;

iii.	Transfer agency and other recordkeeping costs to the extent allocated to a particular Class;

iv.	SEC and blue sky registration fees incurred separately by a particular Class;

v.	Litigation or other legal expenses relating solely to a particular Class;

vi.	Printing and postage expenses related to the preparation and distribution of Class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular Class;

vii.	Expenses of administrative personnel and services as required to support the shareholders of a particular Class;

viii.	Audit or accounting fees or expenses relating solely to a particular Class;

ix.	Trustee fees and expenses incurred as a result of issues relating solely to a particular Class; and

x.	Any other expenses subsequently identified that should be properly allocated to a particular Class, which shall be approved by the Board of Trustees.

b)
Other Expenses.  Except for the Class Expenses discussed above (which will be allocated to the appropriate Class), all expenses incurred by the Fund will be allocated to all Classes of shares on the basis of the net asset value of each Class to the net asset value of the Trust or the Fund, as the case may be.  Excess expenses created by the imposition of an operating expense limit on one or more Classes shall be considered general Fund expenses.

c)
Waivers and Reimbursements of Expenses.  The Fund’s investment adviser and any provider of services to the Fund may waive or reimburse the expenses of a particular Class or Classes; provided, however, that such waiver shall not result in cross-subsidization between Classes.

5.	Allocation of Income. The Fund will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each Class of shares.

6.	Exchange Features. Shares of each Fund may be exchanged for shares of the same Class of any other Fund, subject to minimum purchase requirements.

7.
Conversions.  Currently, no Class of shares will automatically convert into shares of another Class.  Any implementation of a conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service (“IRS”), or of an opinion of counsel or tax adviser, stating that the conversion of one Class of shares to another does not constitute a taxable event under federal income tax law.  The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

8.
Board Review.  The Board of Trustees of the Trust shall review the Plan as it deems necessary.  Prior to any material amendment(s) to the Plan with respect to any of the Fund’s shares, the Trust’s Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of the Fund individually and the Fund as a whole.  In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

9.	Effective Date. This Plan shall become effective when initially approved by both the Board and a majority of Disinterested Trustees.

This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Funds, series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof as of the 28th day of June, 2015.

ADVISORS SERIES TRUST

By: /s/ Douglas G. Hess

Name:  Douglas G. Hess

Title: President

EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Orinda Asset Management, LLC

Fund Name:

Vivaldi Orinda Hedged Equity Fund (formerly, Orinda SkyView Multi-Manager Hedged Equity Fund)
Vivaldi Orinda Macro Opportunities Fund (formerly, Orinda SkyView Macro Opportunities Fund)
Orinda Income Opportunities Fund

Share Class	Minimum Investment1 (All Accounts)	Maximum Initial Sales Charge	Maximum CDSC	Maximum Rule 12b-1 Fee	Maximum Shareholder Servicing Fee
Class A	$5,000	5.00%	None	0.25%	0.13%/0.15%2
Class I	$100,000	None	None	None	0.07%/0.10%3
Class D4	$5,000	None	None	1.00%	0.10%
1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.
2
Class A shares of the Orinda SkyView Multi-Manager Hedged Equity Fund charge a 0.13% Shareholder Servicing Fee.  Class A shares of the Orinda SkyView Macro Opportunities and Income Opportunities Funds charge a 0.15% Shareholder Servicing Fee.

3
Class I shares of the Orinda SkyView Multi-Manager Hedged Equity Fund charge a 0.07% Shareholder Servicing Fee.  Class I shares of the Orinda SkyView Macro Opportunities and Income Opportunities Funds charge a 0.10% Shareholder Servicing Fee.

4	Applicable only to the Orinda Income Opportunities Fund.

1